Exhibit 99(a)


                      BAX Global Inc. Plans
                 To Acquire Certificated Airline

     Richmond, VA -- February 4, 1998. BAX Global Inc., the operating unit of the Pittston Burlington Group (NYSE-PZX), announced today that it has signed an agreement to acquire, subject to regulatory and judicial approvals and other conditions to closing, the privately held Air Transport International LLC ("ATI") for cash purchase price of less than $30 million, subject to possible adjustments. ATI is a U.S. - based freight and passenger airline which operates a certificated fleet of DC-8 aircraft providing services to BAX Global and other customers. The ATI acquisition is part of BAX Global's strategy to improve the quality of its service offerings for its customers by increasing its control over flight operations. As a result of this agreement, BAX Global is suspending its efforts to establish its own certificated airline carrier operations.

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     Pittston Burlington Group Common Stock (NYSE-PZX), Pittston
Brink's Group Common Stock (NYSE-PZB) and Pittston Minerals Group Common Stock (NYSE-PZM) represent the three classes of common stock of The Pittston Company, a diversified company with interests in global freight transportation and logistics management services through BAX Global Inc. (Pittston Burlington Group), security services through Brink's, Incorporated and Brink's Home Security, Inc. (Pittston Brink's Group), and in coal through Pittston Coal Company and in gold mining and metals exploration through Pittston Mineral Ventures (Pittston Minerals Group).